EXHIBIT 14.1

FIRST CASH FINANCIAL SERVICES, INC.
CODE OF ETHICS

This Code of Ethics for First Cash Financial Services, Inc. and its subsidiaries ("First Cash" or the "Company") has been adopted by First Cash's Board of Directors to maintain the Company's reputation for integrity and ethical standards in all areas of conduct, disclosure and regulatory compliance.

APPLICABILITY OF THE CODE

This Code of Ethics (the "Code") applies in the United States and in every other country in which the Company and its subsidiaries do business. Compliance with the Code is required of every employee, officer and director of the Company, collectively referred to as the "Covered Persons." This Code outlines the broad principles of legal and ethical conduct embraced by First Cash. It is not a complete list of legal or ethical issues faced in the course of business, and, therefore, this Code must be applied using common sense and good judgment. This Code supplements and does not replace or modify the Company's other policies or procedures, including provisions in any employee handbooks, workplace rules, insider trading policies and other statements of policy or procedure issued from time to time. This document is not an employment contract between the Company and any Covered Person and does not change any person's status as an at-will employee.

HONEST AND ETHICAL CONDUCT

In performing his or her duties, each of the Covered Persons will act in accordance with high standards of honest and ethical conduct including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships.

In addition, each of the Covered Persons will promote high standards of honest and ethical conduct among employees who have responsibilities in the areas of accounting, audit, tax, and financial reporting and other employees throughout the Company.

FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE

In performing his or her duties, each of the Covered Persons will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

In performing his or her duties, each of the Covered Persons will, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussions with, the Company's outside auditors.

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES, AND REGULATIONS

In performing his or her duties, each of the Covered Persons will endeavor to comply, and take appropriate action within his or her areas of responsibility to cause the Company to comply, with applicable governmental laws, rules, and regulations and applicable rules and regulations of self-regulatory organizations.

REPORTING VIOLATIONS OF THE CODE

Each of the Covered Persons will promptly provide the Company's chief executive officer, chief operating officer, chief financial officer or the Company's Audit Committee with information concerning conduct the Covered Person reasonably believes to constitute a material violation by the Company, or its directors or officers, of this Code, securities laws, rules or regulations or other laws, rules, or regulations applicable to the Company. The Company requires that every reported violation be investigated.

WAIVER AND AMENDMENT OF THE CODE

The Company's Audit Committee, as well as the Company's Board of Directors, will have the authority to approve a waiver from any provision of this Code. The Company will publicly disclose information concerning any waiver or an implicit waiver of this Code as required by applicable law. A waiver means the approval of a material departure from a provision of this Code. The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of the Code can be obtained on the Company's website at www.firstcash.com. The Company will publicly disclose any substantive amendment of this Code as required by applicable law.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

The Company's Audit Committee will assess compliance with this Code, report violations of this Code to the Board of Directors, and, based upon the relevant facts and circumstances, recommend to the Board appropriate action. A violation of this Code may result in disciplinary action including termination of employment or other relationship(s) with the Company.

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code. Moreover, violations of this code will not be presumed to create a violation of law, rule or regulation on the part of the Company.